UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 27, 2013

OMEGA HEALTHCARE INVESTORS, INC.

(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

(Address of principal executive offices / Zip Code)

(410) 427-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act.

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see “Item 8.01 Other Events” below.

Item 8.01 Other Events

Effective November 27, 2013, Omega Healthcare Investors, Inc., (“Omega”) closed on its previously announced $525 million sale/leaseback transaction with Ark Holding Company, Inc. (“Ark Holding”) pursuant to which Omega acquired 55 skilled nursing facilities and 1 assisted living facility. Simultaneously with the acquisition of these facilities by Omega, Ark Holding was acquired by 4 West Holdings, Inc. (“4 West”) pursuant to a merger between New Ark Investment, Inc., an affiliate of 4 West, and Ark Holding.  Omega leased the facilities back to the prior operators pursuant to a 50-year capital lease yielding 10.6% per annum over the term of the lease. Omega funded the sale/leaseback transaction with cash on hand and approximately $385 million drawn on its existing Credit Agreement, dated as of December 6, 2012, among Omega Healthcare Investors, Inc., certain subsidiaries of Omega Healthcare Investors, Inc. identified therein as guarantors, the lenders named therein and Bank of America, N.A.

The 56 facilities represent 5,717 licensed beds located in 12 states, predominantly in the southeastern United States.  The 56 facilities are separated by region and divided amongst four cross-defaulted Master Leases.  The four regions include the Southeast (39 facilities), the Northwest (7 facilities), Texas (9 facilities) and Indiana (1 facility). The initial year one contractual rent is $47 million with 2.5% escalators beginning in year five.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC. (Registrant)

Dated: December 3, 2013	By:	/s/ C. Taylor Pickett
C. Taylor Pickett President and Chief Executive Officer